Exhibit 99

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FOR IMMEDIATE RELEASE	Investor Relations Contact: Stephen A. Fowle
April 24, 2014	(302) 571-6833 sfowle@wsfsbank.com
Media Contact: Stephanie Heist
(302) 571-5259 sheist@wsfsbank.com

WSFS REPORTS 1st QUARTER 2014 EPS OF $1.85, AN 81% INCREASE

OVER 1st QUARTER 2013; AIDED BY RECOGNITION OF TAX BENEFIT

WILMINGTON, Del., — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, reported net income of $16.9 million, or $1.85 per diluted common share, for the first quarter of 2014 compared to net income of $9.0 million, or $1.02 per diluted common share, for the first quarter of 2013 and net income of $12.1 million, or $1.33 per diluted common share, for the fourth quarter of 2013. First quarter 2014 results include a $6.7 million tax benefit as described below.

Highlights for the first quarter of 2014:

•	Commercial loans grew at a 9% annualized rate led by double digit growth in Commercial and Industrial (C&I) and Commercial Real Estate (CRE) lending reflecting continued success in winning good market share.

•	Core (o) revenues, excluding securities gains, increased $3.5 million, or 8%, from the first quarter 2013 despite the negative impact of the prolonged and severe weather on first quarter 2014 results.

•	Core (o) non-interest income improved $1.4 million, or 8% from the first quarter of 2013 with increases in nearly all fee income categories.

•	Core(o) EPS of $1.10 per common share increased 22% from $0.90 per common share for the first quarter of 2013 and core (o) ROA was 0.90%, up from 0.81% reported in the first quarter of 2013.

•	Tangible common capital(o) and tangible common book value per share(o) both increased more than 7% during the first quarter of 2014.

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Notable items:

•	During the first quarter of 2014, WSFS completed the legal call of the reverse mortgage trust bonds previously consolidated on WSFS’ balance sheet. As a result, WSFS recorded an income tax benefit of approximately $6.7 million, or $0.73 in diluted earnings per share.

•	WSFS realized $578,000, or $0.04 per diluted common share (after-tax), in net gains on securities sales from continued portfolio management, down from $1.6 million, or $0.12 per diluted common share, in the first quarter 2013 and $660,000, or $0.05 per diluted common share, in the fourth quarter of 2013.

•	WSFS recorded $250,000, or $0.02 per diluted common share (after tax) in expenses related to corporate development activities. There were no corporate development costs in the first quarter of 2013 and $525,000, or $0.04 per share, of during the fourth quarter of 2013.

CEO outlook and commentary:

Mark A. Turner, President and CEO, said, “We are pleased to report another quarter of strong growth and solid earnings. Year-over-year revenue growth continues positive trends as we build our businesses and benefit from our position as the leading community bank in our primary market. Our growth comes despite typical first quarter seasonal slowness compounded by the challenges of a severe, prolonged winter and heightened competition.

“In addition to revenue growth, our balance sheet improvements also reflect the success we are having in building our franchise and solidifying our market position. Loan growth statistics continue to show strength, as C&I lending increased 10% on an annualized basis and CRE lending increased by 12%. Additionally, underlying core customer funding performance reflected market share gains.

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“Credit quality statistics reflect the continued strength of our loan portfolio. The migration of two relationships to nonperforming status modestly impacted our credit quality metrics. However, the underlying credit trends for the remainder of the portfolio remained solid during the quarter.

“Our growth trends provide a strong foundation, and we will continue to work diligently towards our goal of becoming a sustainably high-performing company. Our constant focus on, and belief in our strategy of ‘Engaged Associates delivering Stellar Service growing Customer advocates and value for our Owners’ is a key to our continued success.”

First Quarter 2014 Discussion of Financial Results

Net interest income and margin up significantly over 2013 levels

The net interest margin for the first quarter of 2014 was 3.57%, an 11 basis point increase from 3.46% reported for the first quarter of 2013. Net interest income for the first quarter of 2014 was $34.0 million, a $2.5 million, or 8% increase from the year-ago period. Compared to the fourth quarter of 2013, the net interest margin decreased 11 basis points and net interest income decreased $502,000, or 6% annualized.

Compared to the first quarter of 2013, results benefitted from consolidation of the reverse mortgage assets late in the third quarter of 2013 as well as balance sheet mix improvements, as higher yielding loans replaced low yielding mortgage-backed securities. Compared to the fourth quarter 2013, results were impacted by a shorter quarter, which reduced net interest income by approximately $650,000 and the net interest margin by 7 basis points. In addition, a decrease in reverse mortgage income negatively impacted the net interest margin by 2 basis points. As expected, reverse mortgage income can vary from period-to-period depending on the timing of cash flows and underlying collateral values. The linked quarter comparison was also negatively impacted by a decrease in overall loan yields resulting from increased competition.

Loan portfolio growth led by double-digit C&I and CRE loan growth

Total net loans were $3.0 billion at March 31, 2014, an increase of $37.4 million, or 5% annualized compared to the prior quarter-end. The growth was the result of significant increases in C&I loans of $40.2 million, or 10% annualized, and CRE loans of $21.0 million, or 12% annualized.

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Total net loans at March 31, 2014 increased $217.2 million, or 8%, compared to March 31, 2013. The year-over-year increase includes $137.6 million, or 9%, growth in C&I loans and a $111.7 million, or 18%, increase in CRE loans.

The following table summarizes loan balances and composition at March 31, 2014 compared to prior periods.

(Dollars in thousands)	At March 31, 2014		At December 31,2013		At March 31, 2013
Commercial & industrial	$1,636,087	55%	$1,595,888	54%	$1,498,514	55%
Commercial real estate	740,004	25	718,972	24	628,265	23
Construction	100,671	3	105,460	4	133,032	5

Total commercial loans	2,476,762	83	2,420,320	82	2,259,811	83
Residential mortgage	236,309	8	254,324	9	255,807	9
Consumer	302,157	10	303,067	10	284,047	10
Allowance for loan losses	(41,328)	(1)	(41,244)	(1)	(42,948)	(2)

Net Loans	$2,973,900	100%	$2,936,467	100%	$2,756,717	100%

Credit quality fundamentals reflect periodic volatility and remain strong

Credit quality metrics remained strong during the first quarter of 2014. Credit metrics reflect expected periodic fluctuations and were negatively impacted by two relationships totaling approximately $7.7 million which moved to nonperforming status during the quarter. Nonperforming assets increased $7.6 million over the fourth quarter of 2013, or 16%, to $55.4 million, or 1.22% of assets, and delinquencies (including nonperforming delinquencies) increased $5.3 million to 0.92% of total loans.

For the quarter, net charge-offs increased $1.1 million to $2.6 million, and were an annualized 0.34% of loans. The ratio of total classified loans to Tier 1 capital plus allowance for loan losses (‘ALLL’) increased to 31.47% from 29.69% in the fourth quarter of 2013.

Total credit costs (provision for loan losses, loan workout expenses, OREO expenses and other credit reserves) were $3.1 million during the quarter ended March 31, 2014, an increase from $2.3 million in the previous quarter.

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The ALLL grew slightly from the fourth quarter of 2013 to $41.3 million. The ratio of the ALLL to total gross loans decreased slightly to 1.38% at March 31, 2014 from 1.40% at December 31, 2013, due primarily to loan growth and stood at 103% of nonaccruing loans.

Customer funding reflects outflow of temporary year-end trust accounts and continued strength in core deposits

Customer funding decreased to $2.9 billion at March 31, 2014, due to an expected outflow in temporary trust-related money market deposits of $115.0 million. Excluding temporary trust accounts, customer funding increased $19.6 million, or 3% (annualized), and core customer funding increased $29.5 million, or 5% (annualized).

Customer funding decreased $87.2 million from March 31, 2013 balances. This decrease was mainly due to $111.1 million of purposeful reductions in higher cost CDs and an $89.0 million decrease in temporary trust-related money market deposits, which more than offset growth in core deposits of $135.4 million or 9%.

Core deposits now represent a robust 84% of total customer funding, and no-cost and low-cost demand deposit accounts represent a strong 45% of total customer funding.

The following table summarizes customer funding balances and composition at March 31, 2014 compared to prior periods.

(Dollars in thousands)	At March 31, 2014		At December 31, 2013		At March 31, 2013

Noninterest demand	$664,976	23%	$650,256	21%	$626,751	21%
Interest-bearing demand	648,856	22	638,403	21	560,394	18
Savings	410,186	14	383,731	13	401,452	13
Money market	750,541	25	887,715	29	848,967	28

Total core deposits	2,474,559	84	2,560,105	84	2,437,564	80
Customer time	451,154	15	458,110	15	562,289	19

Total customer deposits	2,925,713	99	3,018,215	99	2,999,853	99
Customer sweep accounts	20,807	1	23,710	1	33,895	1

Total customer funding	$2,946,520	100%	$3,041,925	100%	$3,033,748	100%

Noninterest income reflects first quarter seasonality and business growth over prior year

When compared to the same period a year ago, noninterest income increased $290,000. Excluding net securities gains in both periods, noninterest income of $17.8

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million increased $1.4 million, or 8%, from $16.4 million in the first quarter of 2013. This growth was the result of increases in all businesses from prior-year levels, including significant increases in the Cash Connect (ATM) division (reflected in debit/ credit & ATM income and other income) as well as increases in our Wealth and core Banking businesses.

Typical seasonality, combined with the impact of a severe winter on transactional activity, impacted the fee income comparison to the fourth quarter 2013. During the first quarter of 2014, the Company earned noninterest income of $18.4 million, a decrease of $1.4 million compared to $19.8 million in the fourth quarter of 2013. Adjusted for securities gains, this decrease was $1.3 million, or 7%. Transactional items such as debit/credit card & ATM income ($353,000), deposit service charges ($302,000) and mortgage banking activities ($331,000) were particularly affected by seasonality and weather.

Noninterest expense reflects seasonal expenses and franchise growth

Noninterest expense for the first quarter of 2014 increased $1.8 million from the same period in 2013. Adjusting for corporate development costs, expenses increased $1.3 million, or 5% from the prior year. Contributing to the year-over-year expense growth is an increase in salaries, benefits and other compensation expense of $491,000, mostly due to the addition of Array & Arrow Associates, as well as the timing of corporate merit increases during the first quarter. In addition, the occupancy expense increase of $346,000 is attributable to heavier snow removal costs as well as increases in utility costs for the 2014 winter season. Finally, other operating expenses, including armored courier costs, increased by $750,000, supporting the growth in the Cash Connect division’s revenue, mentioned previously.

Noninterest expense for the first quarter of 2014 decreased $420,000 from the fourth quarter of 2013. Adjusting for corporate development costs in both quarters, expenses decreased $149,000, or 2%, from the prior quarter. This decrease was driven by lower equipment costs of $645,000, as well as small declines in a number of other expense categories. These decreases were partially offset by a $694,000 increase in salaries,

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benefits and other compensation expense. The increase in salary and related expenses reflect typical seasonality related to taxes and other benefits, such as 401(k) matching costs, from the payment of incentives and the reset of tax caps during the first quarter. Additionally, occupancy expenses increased $412,000 due to snow removal and higher utility costs as a result of the 2014 weather.

Selected Business Segments (included in previous results):

Wealth Management division fee revenue grew by 4% over the prior year

The Wealth Management division provides a broad array of fiduciary, investment management, credit and deposit products to clients through four businesses. WSFS Investment Group, Inc. provides insurance and brokerage products primarily to our retail banking clients. Cypress Capital Management, LLC is a registered investment advisor with over $630 million in assets under management. Cypress’ primary market segment is high net worth individuals, offering a ‘balanced’ investment style focused on preservation of capital and current income. Christiana Trust, with $9.0 billion in assets under management and administration, provides fiduciary and investment services to personal trust clients, and trustee, agency, custodial and commercial domicile services to corporate and institutional clients. WSFS Private Banking serves high net worth clients by delivering credit and deposit products and partnering with Cypress, Christiana and WSFS Investment Group to deliver investment management and fiduciary products and services.

Total wealth management revenue (net interest income, investment management and fiduciary revenue plus other noninterest income generated by the segment) was $6.7 million during the first quarter of 2014. This represented an increase of $100,000 or 2%, compared to the first quarter of 2013 and decrease of $100,000 or 1% compared to the fourth quarter of 2013. Fee revenue increased $135,000 or 4% compared to the first quarter of 2013 and was flat compared to the fourth quarter of 2013. This growth reflects the continued expansion of corporate and personal trust business lines. Offsetting this growth are decreases in current revenue from the refocus of Retail Brokerage towards a relationship-oriented, recurring-revenue model and reassignment of a number of smaller transactional accounts from Private Banking to the WSFS Banking channel, best equipped to provide the appropriate products and services to these customers.

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Total segment noninterest expense (including intercompany allocations of expense and provision for loan losses) was $4.5 million during the first quarter of 2014 compared to $4.0 million during first quarter 2013 and $3.7 million during the fourth quarter of 2013. This increase was the result of higher personnel and infrastructure expenses to support ongoing growth as well as normal fluctuations in credit costs between the periods. Pre-tax income for the Wealth Management division in the first quarter of 2014 was $2.2 million compared to $2.5 million in the first quarter 2013 and $1.9 million in the fourth quarter 2013. Excluding variable credit costs, pre-tax income for the first quarter 2014 was $2.4 million compared to $2.5 million in the first quarter 2013 and $2.4 million in the fourth quarter 2013. The increased credit costs year-over-year are the result of write-downs on OREO properties sold in the current quarter compared to net recoveries in same period last year.

Cash Connect results reflect meaningful growth over 2013

The Cash Connect® division is a premier provider of ATM vault cash and related services in the United States. Cash Connect® services over $471 million in vault cash in nearly 15,000 non-bank ATMs nationwide and operates more than 460 ATMs for WSFS Bank, which has the largest branded ATM network in Delaware.

Cash Connect® recorded $5.7 million in net revenue (fee income less funding costs) during the first quarter of 2014, an increase of $1.0 million, or 22%, compared to the first quarter of 2013 due to growth and additional product and service offerings. This amount decreased from the $6.2 million reported in the fourth quarter of 2013 due to seasonality. Noninterest expenses (including intercompany allocations of expense) were $4.1 million during the first quarter of 2014, an increase of $646,000 from the first quarter of 2013 and an increase of $227,000 compared to the fourth quarter of 2013. Cash Connect® reported pre-tax income of $1.7 million for the first quarter of 2014, compared to $1.3 million in the first quarter of 2013 and $2.3 million in the fourth quarter of 2013. The decrease in linked-quarter bottom-line results was due to typical seasonality.

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Income taxes

The Company recorded a net $1.3 million income tax benefit in the first quarter of 2014 compared to $6.4 million tax provision in the fourth quarter of 2013 and $5.3 million in the first quarter of 2013.

During the first quarter of 2014, WSFS recorded a tax benefit of approximately $6.7 million related to the legal call of the reverse mortgage trust bonds. Excluding this tax benefit, the income tax provision for the first quarter of 2014 was approximately $5.4 million and the effective tax rate was 35% compared to 35% in the fourth quarter of 2013, and 35% during the first quarter of 2013.

Capital management

The Company’s tangible common equity increased to $370.3 million at March 31, 2014 from $344.1 million at December 31, 2013. Tangible common book value per share was $41.56 at March 31, 2014, a $2.88, or 7%, increase from $38.68 reported at December 31, 2013. The Company’s tangible common equity to asset ratio increased by 0.51% to 8.21%.

The Company’s total stockholders’ equity increased $25.8 to $408.9 million at March 31, 2014 from $383.1 million at December 31, 2013, primarily due to quarterly earnings and improvement in unrealized losses/gains in the investment portfolio.

At March 31, 2014, WSFS Bank’s Tier 1 leverage ratio of 10.68%, Tier 1 risk-based ratio of 13.47%, and total risk-based capital ratio of 14.66%, all increased from the prior quarter and were substantially in excess of “well-capitalized” regulatory benchmarks.

The Board of Directors approved a quarterly cash dividend of $0.12 per share of common stock. This dividend will be paid on May 23, 2014, to shareholders of record as of May 9, 2014.

First quarter 2014 earnings release conference call

Management will conduct a conference call to review first quarter results at 1:00 p.m. Eastern Daylight Time (EDT) on Friday, April 25, 2014. Interested parties may listen to

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this call by dialing 1-877-312-5857. A rebroadcast of the conference call will be available two hours after the completion of the call, until May 10, 2014, by dialing 1-855-859-2056 and using Conference ID 31818348.

About WSFS Financial Corporation

WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest, locally-managed bank and trust company headquartered in Delaware with $4.5 billion in assets on its balance sheet and $9.5 billion in fiduciary assets, including approximately $1.1 billion in assets under management. WSFS operates from 52 offices located in Delaware (42), Pennsylvania (8), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking and trust and wealth management. Other subsidiaries or divisions include Christiana Trust, WSFS Investment Group, Inc., Cypress Capital Management, LLC, Cash Connect® and Array Financial. Serving the Delaware Valley since 1832, WSFS Bank is the seventh oldest bank in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

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* * *

Forward-Looking Statement Disclaimer

This press release contains estimates, predictions, opinions, projections and other “forward-looking statements” as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company’s financial goals, management’s plans and objectives for future operations, financial and business trends, business prospects, and management’s outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company’s control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, including an increase in unemployment levels; the volatility of the financial and securities markets, including changes with respect to the market value of financial assets; changes in market interest rates may increase funding costs and reduce earning asset yields thus reducing margin; increases in benchmark rates would increase debt service requirements for customers whose terms include a variable interest rate, which may negatively impact the ability of borrowers to pay as contractually obligated; changes in government regulation affecting financial institutions, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules being issued in accordance with this statute and potential expenses and elevated capital levels associated therewith; possible additional loan losses and impairment of the collectability of loans; seasonality, which may impact customer, such as construction-related businesses, the availability of public funds, and certain types of the Company’s fee revenue, such as mortgage originations; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies, and similar organizations, may have an adverse effect on business; possible rules and regulations issued by the Consumer Financial Protection Bureau or other regulators which might adversely impact our business model or products and services; possible stresses in the real estate markets, including possible continued deterioration in property values that affect the collateral value of underlying real estate loans; the Company’s ability to expand into new markets, develop competitive new products and services in a timely manner and to maintain profit margins in the face of competitive pressures; possible changes in consumer and business spending and savings habits could affect the Company’s ability to increase assets and to attract deposits; the Company’s ability to effectively manage credit risk, interest rate risk market risk, operational risk, legal risk, liquidity risk, reputational risk, and regulatory and compliance risk; the effects of increased competition from both banks and non-banks; the effects of geopolitical instability and risks such as terrorist attacks; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes, and the effects of man-made disasters; possible changes in the speed of loan prepayments by the Company’s customers and loan origination or sales volumes; possible acceleration of prepayments of mortgage-backed securities due to low interest rates, and the related acceleration of premium amortization on prepayments on mortgage-backed securities due to low interest rates; the Company’s ability to timely integrate any businesses it may acquire and realize any anticipated cost savings from those acquisitions; and the costs associated with resolving any problem loans, litigation and other risks and uncertainties, discussed in the Company’s Form 10-K for the year ended December 31, 2013 and other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward looking statements are as of the date they are made, and the Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

# # #

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WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS

STATEMENT OF OPERATIONS

(Dollars in thousands, except per share data)	Three months ended
(Unaudited)	March 31,	December 31,	March 31,
	2014	2013	2013
Interest income:
Interest and fees on loans	$32,202	$32,871	$31,426
Interest on mortgage-backed securities	3,278	3,166	3,729
Interest and dividends on investment securities	792	693	142
Interest on reverse mortgage related assets (n)	1,197	1,346	269
Other interest income	316	257	25

	37,785	38,333	35,591

Interest expense:
Interest on deposits	1,656	1,666	2,019
Interest on Federal Home Loan Bank advances	526	498	443
Interest on trust preferred borrowings	326	336	329
Interest on Senior Debt	942	942	943
Interest on Bonds Payable	15	60	—
Interest on other borrowings	276	285	277

	3,741	3,787	4,011

Net interest income	34,044	34,546	31,580
Provision for loan losses	2,630	1,292	2,231

Net interest income after provision for loan losses	31,414	33,254	29,349

Noninterest income:
Credit/debit card and ATM income	5,766	6,119	5,668
Deposit service charges	4,269	4,571	4,014
Investment management and fiduciary revenue	3,834	3,905	3,728
Mortgage banking activities, net	812	1,143	737
Securities gains, net	578	660	1,644
Loan fee income	384	558	495
Bank-owned life insurance income	139	108	40
Other income	2,582	2,732	1,748

	18,364	19,796	18,074

Noninterest expense:
Salaries, benefits and other compensation	18,474	17,780	17,983
Occupancy expense	3,729	3,317	3,383
Equipment expense	1,687	2,332	1,829
Data processing and operations expense	1,471	1,633	1,349
Professional fees	1,350	1,700	947
FDIC expenses	653	425	1,166
Loan workout and OREO expense	539	1,104	170
Marketing expense	499	660	517
Other operating expenses	5,776	5,647	5,026

	34,178	34,598	32,370

Income before taxes	15,600	18,452	15,053
Income tax (benefit) provision	(1,311)	6,378	5,313

Net income	16,911	12,074	9,740
Dividends on preferred stock and accretion of discount	—	—	692

Net income allocable to common stockholders	$16,911	$12,074	$9,048

Diluted earnings per share of common stock:
Net income allocable to common stockholders	$1.85	$1.33	$1.02

Weighted average shares of common stock outstanding for diluted EPS	9,127,880	9,078,228	8,873,170

Performance Ratios:
Return on average assets (a)	1.52%	1.09%	0.91
Return on average equity (a)	16.79	12.64	9.19
Return on tangible common equity (a) (n)	18.88	14.50	10.94
Net interest margin (a)(b)	3.57	3.68	3.46
Efficiency ratio (c)	64.57	63.13	65.04
Noninterest income as a percentage of total net revenue (b)	34.70	36.12	36.32
See “Notes”

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WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

SUMMARY STATEMENT OF CONDITION

(Dollars in thousands)
(Unaudited)	March 31,	December 31,	March 31,
	2014	2013	2013
Assets:
Cash and due from banks	$96,917	$94,734	$75,379
Cash in non-owned ATMs	342,561	389,360	454,955
Investment securities (d)	142,658	132,343	70,500
Other investments	33,825	36,201	31,804
Mortgage-backed securities (d)	716,593	684,773	753,143
Net loans (e)(f)(l)	2,973,900	2,936,467	2,756,717
Reverse mortgage related assets (n)	36,266	37,327	18,288
Bank owned life insurance	63,324	63,185	62,955
Other assets	139,918	141,373	130,902

Total assets	$4,545,962	$4,515,763	$4,354,643

Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$664,976	$650,256	$626,751
Interest-bearing deposits	2,260,737	2,367,959	2,373,102

Total customer deposits	2,925,713	3,018,215	2,999,853
Brokered deposits	247,369	168,727	188,666

Total deposits	3,173,082	3,186,942	3,188,519

Federal Home Loan Bank advances	654,824	638,091	455,262
Reverse mortgage trust bonds payable	—	21,990	—
Other borrowings	269,494	243,750	250,906
Other liabilities	39,702	41,940	35,687

Total liabilities	4,137,102	4,132,713	3,930,374

Stockholders’ equity	408,860	383,050	424,269

Total liabilities and stockholders’ equity	$4,545,962	$4,515,763	$4,354,643

Capital Ratios:
Equity to asset ratio	8.99%	8.48%	9.74%
Tangible equity to asset ratio (o)	8.21	7.69	9.05
Tangible common equity to asset ratio (o)	8.21	7.69	7.84
Tier 1 leverage (g) (required: 4.00%; well-capitalized: 5.00%)	10.68	10.35	10.12
Tier 1 risk-based capital (g) (required: 4.00%; well-capitalized: 6.00%)	13.47	13.16	13.27
Total Risk-based capital (g) (required: 8.00%; well-capitalized: 10.00%)	14.66	14.36	14.52

Asset Quality Indicators:

Nonperforming Assets:
Nonaccruing loans	$40,128	$30,950	$45,721
Troubled debt restructuring (accruing)	11,579	12,332	10,776
Assets acquired through foreclosure	3,684	4,532	6,522

Total nonperforming assets	$55,391	$47,814	$63,019

Past due loans (h)	$403	$533	$400

Allowance for loan losses	$41,328	$41,244	$42,948

Ratio of nonperforming assets to total assets	1.22%	1.06%	1.45%
Ratio of allowance for loan losses to total gross loans (i)	1.38	1.40	1.54
Ratio of allowance for loan losses to nonaccruing loans	103	133	94
Ratio of quarterly net charge-offs to average gross loans (a)(e)	0.34	0.20	0.46
Ratio of year-to-date net charge-offs to average gross loans (a)(f)	0.34	0.34	0.46
See “Notes”

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WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

AVERAGE BALANCE SHEET

(Dollars in thousands)
(Unaudited)	Three months ended
	March 31, 2014			December 31, 2013			March 31, 2013
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial real estate loans	$834,196	$9,286	4.45%	$815,671	$9,700	4.76%	$761,508	$8,927	4.69%
Residential real estate loans (l)	240,472	2,271	3.78	256,418	2,452	3.83	260,329	2,601	4.04
Commercial loans	1,601,615	17,220	4.33	1,557,022	17,302	4.38	1,489,004	16,550	4.47
Consumer loans	302,290	3,425	4.60	297,219	3,417	4.56	284,177	3,348	4.78

Total loans (l)	2,978,573	32,202	4.32	2,926,330	32,871	4.51	2,795,018	31,426	4.51
Mortgage-backed securities (d)	680,080	3,278	1.93	674,586	3,270	1.94	765,476	3,729	1.95
Investment securities (d)	138,819	792	3.45	129,577	693	3.16	56,027	142	1.23
Reverse mortgage related assets (n)	37,261	1,197	12.85	39,971	1,343	13.44	19,347	269	5.56
Other interest-earning assets	35,093	316	3.65	33,304	257	3.06	31,489	25	0.32

Total interest-earning assets	3,869,826	37,785	3.92	3,803,768	38,434	4.09	3,667,357	35,591	3.89

Allowance for loan losses	(41,585)			(41,817)			(44,489)
Cash and due from banks	78,318			85,972			76,363
Cash in non-owned ATMs	353,867			387,164			404,821
Bank owned life insurance	63,234			63,115			62,931
Other noninterest-earning assets	140,752			130,857			117,334

Total assets	$4,464,412			$4,429,059			$4,284,317

Liabilities and Stockholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$624,761	$146	0.09%	$634,274	$160	0.10%	$525,002	$120	0.09%
Money market	767,362	311	0.16	790,602	292	0.15	781,870	335	0.17
Savings	394,317	59	0.06	383,637	56	0.06	396,584	60	0.06
Customer time deposits	453,842	957	0.86	481,148	1,018	0.84	588,571	1,341	0.92

Total interest-bearing customer deposits	2,240,282	1,473	0.27	2,289,661	1,526	0.26	2,292,027	1,856	0.33
Brokered deposits	215,336	183	0.34	174,056	140	0.32	177,746	163	0.37

Total interest-bearing deposits	2,455,618	1,656	0.27	2,463,717	1,666	0.27	2,469,773	2,019	0.33

FHLB of Pittsburgh advances	655,509	526	0.32	611,473	498	0.32	475,685	443	0.37
Trust preferred borrowings	67,011	326	1.95	67,011	336	1.96	67,011	329	1.96
Reverse mortgage bonds payable	6,597	15	0.97	25,550	161	2.47	—	—	—
Senior Debt	55,000	942	6.85	55,000	942	6.85	55,000	943	6.86
Other borrowed funds	147,256	276	0.75	147,322	285	0.77	151,216	277	0.73

Total interest-bearing liabilities	3,386,991	3,741	0.44	3,370,073	3,888	0.46	3,218,685	4,011	0.50

Noninterest-bearing demand deposits	641,052			638,716			610,947
Other noninterest-bearing liabilities	37,066			38,073			30,595
Stockholders’ equity	399,303			382,197			424,090

Total liabilities and stockholders’ equity	$4,464,412			$4,429,059			$4,284,317

Excess of interest-earning assets over interest-bearing liabilities	$482,835			$433,695			$448,672

Net interest and dividend income		$34,044			$34,546			$31,580

Interest rate spread
			3.48%			3.63%			3.39%

Net interest margin
			3.57%			3.68%			3.46%

See “Notes”

15

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)
(Unaudited)	Three months ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Stock Information:
Market price of common stock:
High	$77.62	$79.11	$49.28
Low	67.57	58.02	43.75
Close	71.43	77.53	48.64
Book value per share of common stock	45.90	43.06	48.25
Tangible book value per share of common stock (o)	41.56	38.68	44.48
Tangible common book value per share of common stock (o)	41.56	38.68	38.51
Number of shares of common stock outstanding (000s)	8,909	8,895	8,793

Other Financial Data:
One-year repricing gap to total assets (k)	(1.81)%	(3.28)%	0.19%
Weighted average duration of the MBS portfolio	5.4 years	5.3 years	4.9 years
Unrealized (losses) gains on securities available-for-sale, net of taxes	$(12,036)	$(20,822)	$7,569
Number of Associates (FTEs) (m)	774	762	771
Number of offices (branches, LPO’s, operations centers, etc.)	52	52	52
Number of WSFS owned ATMs	462	457	449

Notes:

(a)	Annualized.
(b)	Computed on a fully tax-equivalent basis.
(c)	Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)	Includes securities available-for-sale at fair value.
(e)	Net of unearned income.
(f)	Net of allowance for loan losses.
(g)	Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h)	Accruing loans which are contractually past due 90 days or more as to principal or interest.
(i)	Excludes loans held-for-sale.
(j)	Nonperforming loans are included in average balance computations.
(k)	The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario
(l)	Includes loans held-for-sale.
(m)	Includes seasonal Associates, when applicable.
(n)	Includes all reverse mortgage related revenue from the reverse mortgage consolidation and related interest income from Class O certificates and the BBB-rated traunch of a reverse mortgage security.
(o)	The Company uses non-GAAP (Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results.

16

WSFS FINANCIAL CORPORATION

FINANCIAL HIGHLIGHTS (Continued)

(Dollars in thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Non-GAAP Reconciliation (o):
Net interest Income (GAAP)	$34,044	$34,546	$31,580
Noninterest Income (GAAP)	18,364	19,796	18,074
Less: Securities gains	(578)	(660)	(1,644)

Core noninterest income (non-GAAP)	17,786	19,136	16,430

Core net revenue (non-GAAP)	$51,830	$53,682	$48,010

	End of period
	March 31,	December 31,	March 31,
	2014	2013	2013

Total assets	$4,545,962	$4,515,763	$4,354,643
Less: Goodwill and other intangible assets	(38,610)	(38,979)	(33,134)

Total tangible assets	$4,507,352	$4,476,784	$4,321,509

Total Stockholders’ equity	$408,860	$383,050	$424,269
Less: Goodwill and other intangible assets	(38,610)	(38,979)	(33,134)

Total tangible equity	370,250	344,071	391,135
Less: Preferred stock	—	—	(52,509)

Total tangible common equity	$370,250	$344,071	$338,626

Calculation of tangible common book value:
Book Value (GAAP)	$45.90	$43.06	$48.25
Tangible book value (non-GAAP)	41.56	38.68	44.47
Tangible common book value (non-GAAP)	41.56	38.68	38.51

Calculation of tangible common equity to assets:
Equity to asset ratio (GAAP)	8.99%	8.48%	9.74%
Tangible equity to asset ratio (non-GAAP)	8.21	7.69	9.05
Tangible common equity to asset ratio (non-GAAP)	8.21	7.69	7.84

GAAP net income	$16,911	$12,074	$9,740
Less: Sec. gains, corp. dev. costs & income tax benefit, net of taxes	(6,913)	(88)	(1,069)

Non-GAAP net income	$9,998	$11,986	$8,671

Return on Average Assets (ROA)	1.52%	1.09%	0.91%
Less: Sec. gains, corp. dev. costs & income tax benefit, net of taxes	0.62	0.01	0.10

Non-GAAP ROA	0.90%	1.08%	0.81%

GAAP EPS	$1.85	$1.33	$1.02
Less: Sec. gains, corp. dev. costs & income tax benefit, net of taxes	(0.75)	(0.01)	(0.12)

Non-GAAP EPS	$1.10	$1.32	$0.90